SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2007

SIRIUS SATELLITE RADIO INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-24710	52-1700207
(State or other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100

_____________________

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On June 5, 2007, we entered into a commitment letter with Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) regarding a five and one-half year, senior secured term loan facility in an aggregate principal amount of $250,000,000 (the “Facility”). The proceeds of the Facility will be used for general corporate purposes.

     Repayment of the Facility will be guaranteed by our subsidiaries and will be secured by liens on the equity interests of our subsidiaries, and a substantial portion of our other assets and the assets of our subsidiaries.

     The loans must be prepaid with net cash proceeds of any non-ordinary course asset sales and certain insurance proceeds, as well as proceeds of certain incurrences of indebtedness. The loans may generally be prepaid at any time in whole or in part without premium or penalty.

     The loans under the Facility will bear interest based on prevailing market rates plus an agreed-upon margin. The Facility will contain customary representations and warranties, as well as customary events of default and affirmative covenants. The Facility’s negative covenants will be similar to those contained in the indenture governing our existing 9 5/8% Senior Notes, with certain customary modifications.

     We expect to execute definitive documentation relating to the Facility shortly, and in any event prior to the end of July 2007.

     On June 5, 2007, we issued a press release announcing the commitment letter. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(a) Not Applicable.

(b) Not Applicable.

(c) Not Applicable.

(d) Exhibits.

See the exhibit index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIRIUS SATELLITE RADIO INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General
Counsel and Secretary

Dated: June 8, 2007

EXHIBITS
Exhibit	Description of Exhibit
99.1	Press Release dated June 5, 2007.